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                                       EXHIBIT 5


                                  GRAHAM & JAMES LLP
                                    600 HANSEN WAY
                                 PALO ALTO, CA  94304
                                    (415) 856-6500


January 16, 1997


OnTrak Systems, Inc.
1010 Rincon Circle
San Jose, CA  95131

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

This opinion accompanies the Registration Statement on Form S-8 (the "Registration Statement") of OnTrak Systems, Inc. (the "Company") to be filed with the Securities and Exchange Commission on January 17, 1997 relating to 2,000,000 shares of the Company's Common Stock, $.0001 par value per share (the "Shares"), reserved for issuance under the Company's 1996 Equity Incentive Plan (the "Plan"). As counsel for the Company, we advise you as follows:

    We are of the opinion that when the steps mentioned below shall have been taken, the Shares will be legally and validly issued, fully paid and non-assessable. The steps to be taken as indicated in the foregoing sentence are:

    (a)  Compliance with the Securities Act of 1933, as amended; and

    (b) Issuance and sale of the Shares in accordance with the Company's Certificate of Incorporation and in the manner described in the Plan and pursuant to the agreements which accompany the Plan.

We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

GRAHAM & JAMES LLP